Exhibit 99.1

Martha Stewart Living Omnimedia CEO Lisa Gersh to Step Down After Transition Period; Search for Successor Underway

Transition to Support Greater Focus on Worldwide Expansion of Merchandising Business Alongside New Media Initiatives

NEW YORK, Dec. 19, 2012 /PRNewswire/ -- Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that President and Chief Executive Officer Lisa Gersh plans to step down from that role and that a search is underway to name a successor. The leadership transition is expected to further drive the company’s strategy of expanding its merchandising business alongside its successful media properties, both domestically and internationally.

Under Ms. Gersh’s leadership, the company has successfully restructured and repositioned its publishing and broadcast divisions to improve profitability and expand delivery of its lifestyle offerings through digital, mobile and video platforms. The company expects the restructuring to result in annualized cost savings in the range of $45 million to $47 million, which is expected to result in an EBITDA improvement of approximately $5 million to $7 million annually.

The company is also focused on building its higher margin merchandising businesses by expanding into new product categories, adding new distribution partners and entering new international markets. As stated on the company’s most recent earnings call, fourth quarter merchandising revenue is expected to be 15% higher than the same period last year with adjusted EBITDA margins of approximately 70%. In early 2013, the company will begin to realize the revenue and brand building benefits of its agreement with J.C. Penney, which was entered into in late 2011.

Martha Stewart, founder and non-executive chairman, said, “Our media businesses are now repositioned for the future and we are excited about the potential of our digital, mobile, video and print platforms. As one example, our digital business hit an all-time high of 8.3 million unique visitors in November. Building on this momentum, we are now increasing our capabilities in merchandising and plan to take full advantage of that opportunity for the benefit of our shareholders and all of our partners both at home and abroad. The rest of the board and I are grateful for Lisa’s leadership and thank her for the many contributions she has made to the company.”

“It has been an honor to lead this company with its iconic brands, loyal following and wealth of creative talent,” said Ms. Gersh. “With the restructuring of the media businesses complete and a strong team leading key financial and corporate functions, the company is on solid footing and positioned for growth. There is an exciting future ahead for Martha Stewart Living Omnimedia and I am committed to working with the board to ensure a smooth transition.”

Ms. Gersh will remain as President and CEO and a member of the Board of Directors during a transition period.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Company reaches approximately 66 million consumers across all media platforms each month and has a growing retail presence with 8,500 products in thousands of retail locations. MSLO’s media brands, available across multiple platforms, include Martha Stewart Living, Martha Stewart Weddings, and Everyday Food; the Company also offers books and utility Apps. MSLO’s television and video programming includes the new “Martha Stewart’s Cooking School” series, in addition to new made-for-the-web video and a vast library of how-to content available online. Martha Stewart Living Radio is available on SIRIUS XM Channel 110. MSLO also designs high-quality Martha Stewart products in a range of lifestyle categories available through select retailers, including The Home Depot, Macy’s, Staples (together with Avery), PetSmart, Michaels and Jo-Ann Fabric & Craft Stores. The Company entered into a strategic alliance with J.C. Penney Company, Inc., and will jointly develop an e-commerce site, for a 2013 launch. The MSLO family of brands also includes Chef Emeril Lagasse’s media and merchandising properties. Additional information about MSLO is at www.marthastewart.com.

Forward-Looking Statements

We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements include the success of our strategic plans, estimates of future financial performance and cost savings, potential opportunities, expected product line changes, future acceptability of our content and our businesses, industry trends, anticipated growth, including particularly statements with respect to our digital presence, the success of our various media alliances and benefits from aligning our sales and marketing team, and other statements that can be identified by terminology such as “may,” “will,” “should,” “could,” “position,” “expects,” “intends,” “plans,” “thinks,” “believes,” “estimates,” “potential,” “seem,” “counting” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart or Emeril Lagasse by consumers, advertisers and business partners; the failure of national and/or local economies to improve or renewed deterioration of such economies; shifts in our business strategies; a loss of the services of Ms. Stewart or Mr. Lagasse; a loss of the services of other key personnel; a renewed softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns to which our offerings are unable to respond; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; the inability to add to our partnerships or capitalize on existing partnerships; legal actions taken against us; and changes in government regulations affecting the Company’s industries.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov/. The Company is under no obligation to update any forward-looking statements after the date of this release.

CONTACT: Investors: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Corporate Communications, +1-212-827-8722, knash@marthastewart.com or Media: Dawn Bridges, Martha Stewart Living Omnimedia, Inc. Corporate Communications, +1-212-827-8246, dbridges@marthastewart.com